Exhibit 10.1
EMPLOYMENT AGREEMENT
          EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 10, 2006, by and between PAR PHARMACEUTICAL COMPANIES, INC., and PAR PHARMACEUTICAL, INC., each a Delaware corporation (collectively, “Par” or “Employer”), and PATRICK LePORE (“Executive”).
RECITALS
     A. WHEREAS, Employer wishes to employ Executive in the capacity of President and Chief Executive Officer of Par Pharmaceutical Companies, Inc., and as President and Chief Executive Officer of Par Pharmaceutical, Inc., and Executive desires to provide services in these capacities; and
     B. WHEREAS, Employer and Executive desire to formalize the terms and conditions of Executive’s employment with Employer.
          In consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:
OPERATIVE PROVISIONS
     1. Employment.
          1.1 General. Par hereby employs Executive effective September 27, 2006 (the “Effective Date”), in the capacity of Chief Executive Officer and President of Par, at the compensation rate and benefits set forth in Section 2 hereof, for the Employment Term (as defined in Section 3.1 hereof). Executive hereby accepts such employment, subject to the terms and conditions herein contained. In all such capacities, Executive shall perform and carry out such duties and responsibilities as may be assigned to him from time to time by the Board of Directors (the “Board”) reasonably consistent with Executive’s position and this Agreement, and shall report to the Board.
          1.2 Time Devoted to Position. Executive, during the Employment Term, shall devote substantially all of his business time, attention and skills to the business and affairs of Employer.
          1.3 Certifications. Whenever the Chief Executive Officer and/or Chief Financial Officer of Employer are required by law, rule or regulation, or requested by any governmental authority or by Par’s auditors, to provide certifications with respect to Par’s financial statements or filings with the Securities and Exchange Commission or any other governmental authority, Executive shall sign such certifications as may be reasonably requested by Employer, with such exceptions as Executive deems necessary to make such certifications accurate and not misleading.

     2. Compensation and Benefits.
          2.1 Salary. At all times Executive is employed hereunder, Employer shall pay to Executive, and Executive shall accept, as full compensation for any and all services rendered and to be rendered by him during such period to Employer in all capacities, including, but not limited to, all services that may be rendered by him to any of Employer’s existing subsidiaries, entities and organizations hereafter formed, organized or acquired by Employer, directly or indirectly (each, a “Subsidiary” and collectively, the “Subsidiaries”), the following: (i) a base salary at the annual rate of six hundred and twenty thousand and four hundred dollars ($620,400.00) (the “Base Salary”); (ii) any additional bonus; and (iii) the benefits set forth in Sections 2.2, 2.3, and 2.4 hereof. The Base Salary shall be payable in accordance with the regular payroll practices of Employer applicable to senior executives, less such deductions as shall be required to be withheld by applicable law and regulations or otherwise.
          2.2 Bonus. Subject to Section 3.3 hereof, Executive may be considered for a bonus during the Employment Term in such amount (if any) as determined by the Board based on such performance criteria as it deems appropriate, including, without limitation, Executive’s performance and Employer’s earnings, financial condition, rate of return on equity, and compliance with regulatory requirements. Notwithstanding the preceding, the payment, timing, and amount of any bonus are solely within the discretion of the Board.
          2.3 Equity Awards. Executive shall be entitled to participate in long-term incentive plans commensurate with his title and position, including, without limitation, restricted stock, stock option, and similar equity plans of Employer as may be offered from time to time. In connection herewith, Executive has been granted thirty five thousand (35,000) shares of restricted stock of Par, and options to purchase one hundred twenty thousand (120,000) shares of common stock of Par, on the terms and conditions set forth in the 2004 Performance Equity Plan, as amended (the “2004 Plan”) and Executive’s Stock Option Agreement and Award Agreement. Notwithstanding the terms of any applicable plan or stock option agreement, in the event that Executive and Employer enter into another agreement for Executive’s employment after the Employment Term has expired, all restricted stock and stock options shall vest in their normal course subject to any related terms and conditions set forth in any subsequent agreement between the parties. However, if Executive is separated from Employer, for any reason whatsoever, prior to the last day of the Employment Term, all restricted stock and options granted to Executive shall be cancelled. If Executive remains employed for the entire Employment Term, but Executive and Employer do not enter into a new agreement for employment of Executive upon or prior to expiration of the Employment Term, all restricted stock shall vest on the day following the expiration of the Employment Term and all stock options shall be cancelled. Except as modified by the terms of this Section 2.3, all long-term incentive awards and grants pursuant to this paragraph shall be subject to the terms and conditions set forth in the 2004 Plan and the Stock Option and Award Agreements relating to such options and shares.

          2.4 Executive Benefits.
               2.4.1 Expenses. Employer shall promptly reimburse Executive for expenses he reasonably incurs in connection with the performance of his duties (including business travel and entertainment expenses) hereunder, all in accordance with Employer’s policies with respect thereto as in effect from time to time.
               2.4.2 Employer Plans. Executive shall be entitled to participate in such employee benefit and welfare plans and programs as Employer may from time to time generally offer or provide to executive officers of Employer or its Subsidiaries, including, but not limited to, participation in life insurance, health and accident, medical plans and programs, and profit sharing and retirement plans.
               2.4.3 Vacation. Executive shall initially be entitled to four (4) weeks of paid vacation per calendar year, pro-rated for any partial year during the Employment Term.
               2.4.4 Automobile. Employer shall provide Executive with an automobile cash allowance in the amount of one thousand and fifty dollars ($1,050.00) (gross) per month.
               2.4.5 Life Insurance. Employer shall obtain (provided, that Executive qualifies on a non-rated basis) a term life insurance policy, the premiums of which shall be borne by Employer and the death benefits of which shall be payable to Executive’s estate, or as otherwise directed by Executive, in the amount of three million dollars ($3,000,000.00) throughout the Employment Term.
     3. Employment Term; Termination.
          3.1 Employment Term. Executive’s employment hereunder shall commence on the Effective Date (as defined in Section 1.1 hereof) and, except as otherwise provided in Section 3.2 hereof, shall continue until the first (1st) anniversary of the Effective Date (the “Employment Term”). Executive’s employment shall terminate on the first (1st) anniversary of the Effective Date (the end of the Employment Term). With the exception of the terms that specifically survive this agreement (such as the terms set forth in Section 4 hereof), the terms of this Agreement that operate to employ Executive shall not be effective after the first (1st) anniversary of the Effective Date, and under no circumstances shall Executive be employed pursuant to any term of this Agreement beyond the first (1st) anniversary of the Effective Date. Should Employer and Executive mutually agree that Executive will become employed by Employer for another term, a new employment agreement must be entered into by the parties. Upon termination of the Employment Term pursuant to this Section 3.1, or pursuant to Sections 3.2.1 through 3.2.6 hereof, inclusive, Executive shall be released from any duties hereunder (except as set forth in Section 4 hereof) and the obligations of Employer to Executive shall be as set forth in Section 3.3 hereof only.

          3.2 Events of Termination. The Employment Term shall terminate upon the occurrence of any one or more of the following events:
               3.2.1 Death. In the event of Executive’s death, the Employment Term shall terminate on the date of his death.
               3.2.2 Without Cause By Executive. Executive may terminate the Employment Term at any time during such Employment Term for any reason whatsoever by giving a Notice of Termination to Employer. The Date of Termination (as defined in Section 3.4.2 herein) pursuant to this Section 3.2.2 shall be thirty (30) days after the Notice of Termination is given or such shorter period as Employer shall determine, in Employer’s sole discretion, provided that Employer shall pay to Executive that amount of the Base Salary that would have been earned between the 30-day period and such shorter period.
               3.2.3 Disability. In the event of Executive’s Disability (as hereinafter defined), Employer may, at its option, terminate the Employment Term by giving a Notice of Termination to Executive. The Notice of Termination shall specify the Date of Termination, which date shall not be earlier than thirty (30) days after the Notice of Termination is given. For purposes of this Agreement, “Disability” means disability as defined in any long-term disability insurance policy provided by Employer and insuring Executive, or, in the absence of any such policy, the inability of Executive for one hundred eighty (180) days in any twelve (12) month period to substantially perform his duties hereunder as a result of a physical or mental illness, all as determined in good faith by the Board.
               3.2.4 Cause. Employer may, at its option, terminate the Employment Term for “Cause” based on objective factors determined in good faith by a majority of the Board as set forth in a Notice of Termination to Executive specifying the reasons for termination and the failure of Executive to cure same within ten (10) days after Employer shall have given the Notice of Termination; provided, however, that in the event the Board in good faith determines that the underlying reasons giving rise to such determination cannot be cured, then the ten (10) day period shall not apply and the Date of Termination shall be the date the Notice of Termination is given. For purposes of this Agreement, “Cause” shall mean (i) Executive’s conviction of, guilty or no contest plea to, or confession of guilt to, a felony or other crime involving moral turpitude; (ii) an act or omission by Executive in connection with his employment that constitutes fraud, criminal misconduct, breach of fiduciary duty, dishonesty, gross negligence, malfeasance, willful misconduct or other conduct that is materially harmful or detrimental to Employer; (iii) a material breach by Executive of this Agreement; (iv) continuing failure to perform such duties as are assigned to Executive by Employer in accordance with this Agreement, other than a failure resulting from a disability as defined in Section 3.2.3; (v) Executive’s knowingly taking any action on behalf of Employer or any of its Subsidiaries or affiliates without appropriate authority to take such action; (vi) Executive’s knowingly taking any action in conflict of interest with Employer or any of its Subsidiaries or affiliates given Executive’s position with Employer; and/or (vii) the commission of an act of personal dishonesty by Executive in connection with Employer that involves personal profit.

               3.2.5 Without Cause By Employer. Employer may, at its option, terminate the Employment Term for any reason or no reason whatsoever (other than for the reasons set forth elsewhere in this Section 3.2) by giving a Notice of Termination to Executive. The Notice of Termination shall specify the Date of Termination, which date shall not be earlier than thirty (30) days after the Notice of Termination is given or such shorter period as Employer shall determine, in Employer’s sole discretion, provided that Employer shall pay to Executive that amount of the Base Salary that would have been earned between the 30-day period and such shorter period.
               3.2.6 Employer’s Material Breach. Executive may, at his option, terminate the Employment Term upon Employer’s material breach of this Agreement and the continuation of such breach for more than ten (10) days after written demand for cure of such breach is given to Employer by Executive (which demand shall identify the manner in which Employer has materially breached this Agreement). Employer’s material breach of this Agreement shall mean (i) the failure of Employer to make any payment that it is required to make hereunder to Executive when such payment is due or within two (2) business days thereafter; (ii) the assignment to Executive, without Executive’s express written consent, of duties inconsistent with his position, responsibilities and status with Employer, or a change in Executive’s reporting responsibilities, titles or offices or any plan, act, scheme or design to constructively terminate the Executive, or any removal of Executive from his positions with Employer, except in connection with the termination of the Employment Term by Employer for cause, without cause, for disability, as a result of Executive’s death or voluntary resignation, or by Executive other than pursuant to this Section 3.2.6; (iii) a reduction by Employer in Executive’s Base Salary; or (iv) a permanent reassignment of Executive’s primary work location, without the consent of Executive, to a location more than thirty five (35) miles from Employer’s executive offices in Woodcliff Lake, New Jersey.
          3.3 Obligations of Employer Following Termination of the Employment Term. In the event that the Employment Term is terminated by Employer or Executive for any reason prior to its expiration, Employer shall pay to Executive, in a single lump-sum, an amount equal to any unpaid but earned Base Salary through the Date of Termination. Executive shall be entitled to no other separation pay other than as described in 3.3.1 below. Executive shall be entitled to no bonuses, and all benefits and allowances provided for herein shall terminate as of the Date of Termination.
               3.3.1 Termination Without Cause by Employer or by Executive for Employer’s Material Breach. In the event that the Employment Term is terminated without cause by Employer as set forth in Section 3.2.5 herein, or by Executive for Employer’s material breach as set forth in Section 3.2.6 hereof, Employer shall pay Executive his salary as set forth in Section 2.1 hereof for the remainder of the Employment Term. Executive shall be entitled to no other compensation or benefits during the remainder of the Employment Term. In the event that Executive, after Employer’s termination without cause or Executive’s termination for employer’s material breach, directly or indirectly provides any services (whether in the management, sales, marketing, public relations, finance, research, development, general office, administrative or other areas) as an employee, agent, stockholder, officer, director, consultant, advisor, investor or other representative of Employer’s competitors in the branded or generic pharmaceutical industry in any state or country in which Employer does or seeks to do business as defined in Section 4.4 hereof, such continued salary payments as described in this Section 3.3.1 shall immediately cease and Employer shall have no further obligations to pay salary under this Section.
          3.4 Definitions.
               3.4.1 “Notice of Termination” Defined. “Notice of Termination” means a written notice that indicates the specific termination provision relied upon by Employer or Executive and, except in the case of termination pursuant to Sections 3.2.1, 3.2.2 or 3.2.5 hereof, that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Term under the termination provision so indicated.
               3.4.2 “Date of Termination” Defined. “Date of Termination” means either such date as the Employment Term is expired if not renewed, or such date as the Employment Term is terminated, in accordance with, respectively, Sections 3.1 or 3.2 hereof.
     4. Confidentiality/ Non-Solicitation/Non-Compete.
          4.1 “Confidential Information” Defined. “Confidential Information” means any and all information (oral or written) relating to Employer or any of its Subsidiaries or any person controlling, controlled by, or under common control with Employer or any of its Subsidiaries or any of their respective activities, including, but not limited to, information relating to: technology; research, test procedures and results; machinery and equipment; manufacturing processes; financial information; products; identity and description of materials and services used; purchasing; costs; pricing; customers and prospects; advertising, promotion and marketing; and selling, servicing and information pertaining to any governmental investigation, except such information which becomes public, other than as a result of a breach of the provisions of Section 4.2 hereof. Without limiting the foregoing, Confidential Information shall also include all information related to products targeted for development by Employer and/or its Subsidiaries, subjects of research and development, projected launch dates, the United States Food and Drug Administration (FDA) protocols, projected dates for regulatory filings, consumer studies, market research, clinical research, business plans, content of the New Product Planning Committee meetings, planned expenditures, profit margins, strategic evaluation plans and initiatives, and those commissioned by Employer through outside vendors or consultants, and the content of all business and strategic planning conducted with or through third parties. Executive’s obligation not to disclose Confidential Information shall be as set forth in Section 4.2 of this Agreement, and shall include his obligation not to place himself in any business position in which use or disclosure of Employer’s confidences will be likely, expected or inevitable, for Executive’s own benefit or the benefit of any other person or entity.

          4.2 Non-disclosure of Confidential Information. Executive shall not at any time (other than as may be required or appropriate in connection with the performance by him of his duties hereunder), directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever for the benefit of any person or entity other than Employer (except as may be required under legal process by subpoena or other court order).
          4.3 Non-Solicitation. Executive shall not, while employed by Employer and for a period of one (1) year following the Date of Termination, directly or indirectly hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer or supplier of Employer or any of its Subsidiaries to discontinue or alter his/her or its relationship with Employer or any of its Subsidiaries.
          4.4 Non-Competition. Executive shall not, while employed by Employer and for a period equal to one (1) year following the Date of Termination, directly or indirectly provide any services (whether in the management, sales, marketing, public relations, finance, research, development, general office, administrative or other areas) as an employee, agent, stockholder, officer, director, consultant, advisor, investor or other representative of Employer’s competitors in the branded or generic pharmaceutical industry in any state or country in which Employer does or seeks to do business. Employer’s competitors include any entity, individual or affiliate of such company or individual that develops, sells, markets or distributes any products that compete with or are the same or similar to those of Employer.
          However, the restrictions of this paragraph 4.4 shall not apply if the Employment Term is terminated by Employer pursuant to Section 3.2.5 hereof or by Executive properly pursuant to 3.2.6 hereof; nor shall this paragraph prohibit Executive from being a passive owner of not more than one percent (1%) of any publicly-traded class of capital stock of any entity engaged in a competing business.
          4.5 Injunctive Relief. The parties hereby acknowledge and agree that (a) the type, scope and periods of restrictions imposed in paragraph 4 are necessary, fair and reasonable to protect Employer’s legitimate business interests and to prevent the inevitable disclosure of Employer’s Confidential Information; (b) Employer will be irreparably injured in the event of a breach by Executive of any of his obligations under this Section 4; (c) monetary damages will not be an adequate remedy for any such breach; (d) Employer will be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach; and (e) the existence of any claims that Executive may have against Employer, whether under this Agreement or otherwise, will not be a defense to the enforcement by Employer of any of its rights under this Section 4.
          4.6 Non-exclusivity and Survival. The covenants of Executive contained in this Section 4 are in addition to, and not in lieu of, any obligations that Executive may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability shall survive any termination of the Employment Term by either party and any investigation made with respect to the breach thereof by Employer at any time.

     5. Miscellaneous Provisions.
          5.1 Severability. If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired; (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
          5.2 Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.
          5.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given upon receipt when delivered by hand, overnight delivery or telecopy (with confirmed delivery), or three (3) business days after posting, when delivered by registered or certified mail or private courier service, postage prepaid, return receipt requested, as follows:
     If to Employer, to:
Par Pharmaceutical Companies, Inc.
300 Tice Boulevard
Woodcliff Lake, New Jersey 07677
Attention: Chairman
Telecopy No. (201) 802-4180
     Copy to:
Christine A. Amalfe, Esq.
Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C.
One Riverfront Plaza
Newark, New Jersey 07102-5496
Telecopy No. (973) 639-6230
     If to Executive, to:
Patrick LePore
c/o Par Pharmaceutical Companies, Inc.
300 Tice Boulevard
Woodcliff Lake, New Jersey 07677
or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

          5.4 Amendment. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by both Employer and Executive.
          5.5 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written.
          5.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be wholly performed therein.
          5.7 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.
          5.8 Binding Effect; Successors and Assigns. Executive may not delegate any of his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Employer shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place.
          5.9 Waiver, etc. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.
          5.10 Capacity, etc. Executive and Employer hereby represent and warrant to the other that, as the case may be: (a) he or it has full power, authority and capacity to execute and deliver this Agreement, and to perform his or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound; and (c) this Agreement is his or its valid and binding obligation in accordance with its terms.
          5.11 Enforcement; Jurisdiction. If any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorneys’ fees at all trial and appellate levels, and the expenses and costs incurred by such prevailing party in connection therewith. Any legal action, suit or proceeding, in equity or at law, arising out of or relating to this Agreement shall be instituted exclusively in the State or Federal courts located in the State of New Jersey, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of any such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or should be transferred, or that this Agreement or the subject matter hereof may not be enforced in or by any such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect or limit the right of any party to serve process in any other manner permitted by applicable law.
          5.12 Arbitration.
               (a) Any dispute under Section 3 hereof, including, but not limited to, the determination by the Board of a termination for Cause pursuant to Section 3.2.4 hereof, or in respect of the breach thereof shall be settled by arbitration in the State of New Jersey. The arbitration shall be accomplished in the following manner. Either party may serve upon the other party written demand that the dispute, specifying the nature thereof, shall be submitted to arbitration. Within ten (10) days after such demand is given in accordance with Section 5.3 hereof, each of the parties shall designate an arbitrator and provide written notice of such appointment upon the other party. If either party fails within the specified time to appoint such arbitrator, the other party shall be entitled to appoint both arbitrators. The two (2) arbitrators so appointed shall appoint a third arbitrator. If the two (2) arbitrators appointed fail to agree upon a third arbitrator within ten (10) days after their appointment, then an application may be made by either party hereto, upon written notice to the other party, to the American Arbitration Association (the “AAA”), or any successor thereto, or if the AAA or its successor fails to appoint a third arbitrator within ten (10) days after such request, then either party may apply, with written notice to the other, to the Superior Court of New Jersey, Bergen County, for the appointment of a third arbitrator, and any such appointment so made shall be binding upon both parties hereto.
               (b) The decision of the arbitrators shall be final and binding upon the parties. The party against whom the award is rendered (the “non-prevailing party”) shall pay all fees and expenses incurred by the prevailing party in connection with the arbitration (including fees and disbursements of the prevailing party’s counsel), as well as the expenses of the arbitration proceeding. The arbitrators shall determine in their decision and award which of the parties is the prevailing party, which is the non-prevailing party, the amount of the fees and expenses of the prevailing party and the amount of the arbitration expenses. The arbitration shall be conducted, to the extent consistent with this Section 5.12, in accordance with the then prevailing rules of commercial arbitration of the AAA or its successor. The arbitrators shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration, but all consultations shall be made in the presence of both parties, who shall have the full right to cross-examine the experts and authorities. The arbitrators shall render their award, upon the concurrence of at least two of their number, not later than thirty (30) days after the appointment of the third arbitrator. The decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties. In rendering an award, the arbitrators shall have no power to modify any of the provisions of this Agreement, and the jurisdiction of the arbitrators is expressly limited accordingly. Judgment may be entered on the award of the arbitrators and may be enforced in any court having jurisdiction.
          IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

PAR PHARMACEUTICAL COMPANIES, INC.
By:	/s/ Peter S. Knight
	Name:	Peter S. Knight
	Title:	Chairperson of the Compensation Committee

PAR PHARMACEUTICAL, INC.
By:	/s/ Gerard A. Martino
	Name:	Gerard A. Martino
	Title:	Executive Vice President and Chief Financial Officer

EXECUTIVE
/s/ Patrick G. LePore
Patrick G. LePore